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                     November 2, 2020

       Brent Kelton
       Chief Executive Officer
       AMERI Holdings, Inc.
       4080 McGinnis Ferry Rd, Suite 1306
       Alpharetta, Georgia 30005

                                                        Re: AMERI Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 25,
2020
                                                            File No. 001-38286

       Dear Mr. Kelton:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing